UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2013

Mandalay Digital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10039	22-2267658
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2811 Cahuenga Blvd West Los Angeles, CA	90068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (323) 472-5461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

             (e)        On September 23, 2013, Mandalay Digital Group, Inc. (the “Company”) and Peter Adderton entered into an employment agreement (the “Agreement”), effective October 1, 2013 (the “Effective Date”) pursuant to which Mr. Adderton will continue to be the Chief Executive Officer of the Company. The Agreement has a two year term, however, at the Board’s request, after the first year of the term, Mr. Adderton would become the Chief Innovation Officer, rather than CEO. The annual salary under the Agreement for either position is $500,000. In addition, while CEO, Mr. Adderton will have a bonus opportunity, on an annual basis, to receive a performance bonus of up to 150% of his base salary as follows: Mr. Adderton’s bonus opportunity is based on six factors, each worth 25% of base salary. The first factor is achievement of an internally approved revenue target for the Company for the one-year period consisting of the third and fourth quarters of the 2014 fiscal year (i.e., the last two quarters of the present fiscal year ending March 31, 2014) and the first and second quarters of the 2015 fiscal year (i.e., the two consecutive quarters ending September 30, 2014). The second factor is out-performing the revenue target in the first factor by 25% for the same one-year period. The third factor is achievement of an internally approved EBITDA target for the same one-year period as the first two factors. The fourth factor is out-performing the preceding EBITDA target by $3 million for the same one-year period. The fifth factor is establishing a management structure including key executive hires, such as a Chief Financial Officer, consolidating the corporate geographic control structure of the Company and also signing five major carrier relationships at an agreed annual run-rate revenue level during the same one-year period. The sixth factor is based on the discretion of the Compensation Committee of the Board of directors. If Mr. Adderton remains CEO in the second year of the term (i.e., the Board does not request a change in his position to Chief Innovation Officer), then the bonus opportunity is based on the same six factors adjusted upwards based on the agreement of Mr. Adderton and the Compensation Committee of the Board. If Mr. Adderton serves in the capacity of Chief Innovation Officer, his annual performance bonus eligibility is up to 100% of his base salary, based on two factors each worth 50% of base salary. The first factor is achievement of Board-defined performance targets for publicly reported revenues and EBITDA during the second year of the term of the Agreement, which such targets will be determined within 60 days of Mr. Adderton’s becoming Chief Innovation Officer. The second factor is achievement of bonus targets specific to the Chief Innovation Officer role determined by the Board of Directors within 60 days of Mr. Adderton’s becoming Chief Innovation Officer, after consultation with Mr. Adderton. If Mr. Adderton serves as CEO and Chief Innovation Officer in the same year, the applicable bonus factors for each job title are applied pro-rata (i.e., if he was Chief Innovation Officer for 1/2 of year 2 and CEO for the other half of year 2, his bonus for year two would be based half on the CEO factors and half on the Chief Innovation Officer factors and respective bonus opportunity). Mr. Adderton also received $250,000 upon signing the Agreement and will receive $125,000 on December 31, 2013 and $125,000 on March 31, 2014.

In addition, Mr. Adderton received options for 500,000 shares of common stock under the Company’s equity incentive plan at the closing price on the Effective Date. The options will vest annually in equal 50% increments on the first and second anniversary of the Effective Date. The shares underlying the options are subject to a lock-up of one year following the exercise of the options. In the event of a Change of Control, as such term is defined in the Agreement, all unvested options shall vest immediately.

In the event Mr. Adderton is terminated without cause or if he were to voluntarily resign for good reason, each as defined in the Agreement, he would be entitled to receive his salary for the balance of the term, continuation of any executive health and group health plan benefits to the extent authorized by COBRA, a pro-rata portion of any bonus that would have been earned through the termination date, and, finally, acceleration of vesting of a pro-rata portion of any options that would have vested had his vesting been occurred a monthly basis, advanced to the next month.

The Agreement also contains customary provisions regarding intellectual property, confidentiality, and non-solicitation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is appended hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

10.1	Employment Agreement, effective October 1, 2013, between the Company and Peter Adderton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mandalay Digital Group, Inc.

Dated: September 24, 2013	By:	/s/ Peter Adderton
Peter Adderton
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective October 1, 2013, between the Company and Peter Adderton.